Exhibit 10.3

____________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

____________________

BY AND AMONG

GREGG L. ANTENEN,

RICHARD A. VEED,

SEAN P. MURPHY

AND

FANEUIL, INC.

Dated as of July 31, 2019

TABLE OF CONTENTS

Page

Article I
PURCHASE AND SALE1

Section 1.1	Closing1
Section 1.2	Purchase and Sale1
Section 1.3	Closing Deliveries by the Sellers3
Section 1.4	Closing Deliveries by Purchaser4
Section 1.5	Taking of Further Action4
Section 1.6	Withholding4

Article II
REPRESENTATIONS AND WARRANTIES OF EACH SELLER5

Section 2.1	Organization and Qualification5
Section 2.2	Authority and Enforceability5
Section 2.3	Governmental Approvals and Consents6
Section 2.4	No Conflicts6
Section 2.5	Company Capital Structure6
Section 2.6	Subsidiaries7
Section 2.7	Financial Statements; Conduct in the Ordinary Course7
Section 2.8	No Undisclosed Liabilities; Indebtedness8
Section 2.9	Taxes8
Section 2.10	Real Property9
Section 2.11	Tangible Property10
Section 2.12	Intellectual Property10
Section 2.13	Material Contracts12
Section 2.14	Employee Benefit Plans13
Section 2.15	Employment Matters13
Section 2.16	Litigation14
Section 2.17	Compliance with Legal Requirements15
Section 2.18	Interested Party Transactions15
Section 2.19	Third Party Expenses15
Section 2.20	Permits15
Section 2.21	Privacy and Data Security15
Section 2.22	Compliance with Certain Legal Requirements17
Section 2.23	Working Capital17
Section 2.24	Full Disclosure17

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER17

Section 3.1	Organization18
Section 3.2	Authority and Enforceability18

-i-

Section 3.3	Governmental Approvals and Consents18

Article IV
ADDITIONAL AGREEMENTS18

Section 4.1	Public Disclosure18
Section 4.2	Confidentiality18
Section 4.3	Transaction and Third Party Expenses19
Section 4.4	Release19
Section 4.5	Use of Intellectual Property20
Section 4.6	Working Capital20

Article V
Tax Matters20

Section 5.1	Tax Indemnification20
Section 5.2	Tax Returns20
Section 5.3	Tax Contests.21
Section 5.4	Refunds; Amendments.23
Section 5.5	Tax Cooperation24
Section 5.6	Computation of Liabilities24
Section 5.7	Transfer Taxes24
Section 5.8	Tax Treatment and Allocation.24
Section 5.9	Payments.25
Section 5.10	Conflict and Survival25
Section 5.11	Adjustment to Purchase Price26

Article VI
INDEMNIFICATION26

Section 6.1	Survival of Representations and Warranties26
Section 6.2	Indemnification by the Sellers26
Section 6.3	Indemnification by Purchaser27
Section 6.4	Limits on Indemnification27
Section 6.5	Notice of Loss; Third Party Claims27
Section 6.6	Payment of Indemnification Claims29
Section 6.7	No Duplication30

Article VII
GENERAL PROVISIONS30

Section 7.1	Notices30
Section 7.2	Interpretation31
Section 7.3	Entire Agreement31
Section 7.4	Assignment32
Section 7.5	Amendment; Waiver32
Section 7.6	Severability32
Section 7.7	Other Remedies32

-ii-

Section 7.8	Governing Law32
Section 7.9	Exclusive Jurisdiction32
Section 7.10	Waiver of Jury Trial33
Section 7.11	Counterparts33

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 31, 2019 by and among Faneuil, Inc., a Delaware corporation (the “Purchaser”), Gregg L. Antenen, an individual (“Antenen”), Richard A. Veed, an individual (“Veed”) and Sean P. Murphy, an individual (“Murphy”, and together with Antenen and Veed, the “Sellers”).  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding membership interests (the “Membership Interests”) of Realtime Digital Innovations, LLC, a limited liability company organized under the laws of the State of Illinois (the “Company”).

WHEREAS, the Sellers and the Company have developed the Business and the Company Software, which Business and Company Software are owned by the Company.

WHEREAS, the Sellers have agreed to sell to Purchaser, and Purchaser has agreed to purchase from the Sellers, all of the Membership Interests of the Company on the terms and subject to the conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I
PURCHASE AND SALE

Section 1.1Closing

.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Shearman & Sterling LLP, 1460 El Camino Real, Floor 2, Menlo Park, CA 94025 at 10:00 A.M. California time. The transactions contemplated hereby shall be effective at 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).

Section 1.2Purchase and Sale

.

(a)Purchase and Sale.  Upon and subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign and transfer to Purchaser all Membership Interests, free and clear of all Liens and any other rights or claims of others, and Purchaser shall purchase such Membership Interests from each Seller, for consideration in the amount of the Purchase Price, and paid in accordance with, Sections 1.2(b) to 1.2(e).

(b)Payment at Closing.  Subject to the terms and conditions of this Agreement, Purchaser shall pay, for the Membership Interests purchased hereunder, by wire transfer in immediately available funds in accordance with the wire transfer instructions provided to Purchaser prior to the Closing, an amount in cash equal to $2,500,000 (the “Closing Payment”).

(c)Milestone Payments.  As partial payments of the Purchase Price and subject to Section 6.6, after the Closing, the Sellers shall receive the following payments up to an aggregate amount of $7,500,000, subject to the Holdback Amount, if applicable, over a three-year period as calculated below (each, a “Milestone Payment”) with the first such Milestone Payment payable with respect to the period commencing on the Effective Date and ending September 30, 2020 (“Measurement Period 1”), the second such Milestone Payment payable with respect to the twelve (12) month period ended September 30, 2021 (“Measurement Period 2”), and the third such Milestone Payment payable with respect to the twelve (12) month period ended September 30, 2022 (“Measurement Period 3,” and together with Measurement Period 1 and Measurement Period 2, the “Measurement Periods”):

(i)The “Measurement Period 1 Milestone Payment”: An amount equal to $2,500,000 if the standalone business operations revenues of the Company, as determined based on the pre-determined, fixed sales pricing set forth in the Amended and Restated Software Subscription Agreement, by and between the Company and Buyer, dated as of the date hereof, and in accordance with GAAP (the “RDI Revenue”), meet or exceed $2,600,000 in Measurement Period 1; an amount equal to $2,187,500 if RDI Revenues in Measurement Period 1 are greater than or equal to $2,470,000 and less than $2,600,000; an amount equal to $1,875,000 if RDI Revenues in Measurement Period 1 are greater than or equal to $2,340,000 and less than $2,470,000; an amount equal to $1,562,500 if RDI Revenues in Measurement Period 1 are greater than or equal to $2,210,000 and less than $2,340,000; an amount equal to $1,250,000 if RDI Revenues in Measurement Period 1 are greater than or equal to $2,080,000 and less than $2,210,000; and an amount equal to $0 if RDI Revenues in Measurement Period 1 are less than $2,080,000;

(ii)The “Measurement Period 2 Milestone Payment”: An amount equal to $2,500,000 if the RDI Revenue meets or exceeds $3,800,000 (“Period 2 Revenue Target”) in Measurement Period 2; an amount equal to $2,187,500 if RDI Revenues in Measurement Period 2 are greater than or equal to $3,610,000 and less than $3,800,000; an amount equal to $1,875,000 if RDI Revenues in Measurement Period 2 are greater than or equal to $3,420,000 and less than $3,610,000; an amount equal to $1,562,500 if RDI Revenues in Measurement Period 2 are greater than or equal to $3,230,000 and less than $3,420,000; an amount equal to $1,250,000 if RDI Revenues in Measurement Period 2 are greater than or equal to $3,040,000 and less than $3,230,000; and an amount equal to $0 if RDI Revenues in Measurement Period 2 are less than $3,040,000; and

(iii)The “Measurement Period 3 Milestone Payment”: An amount equal to $2,500,000 if the RDI Revenue meets or exceeds $7,500,000 (“Period 3 Revenue Target”) in Measurement Period 3; an amount equal to $2,187,500 if RDI Revenues in Measurement Period 3 are greater than or equal to $7,125,000 and less than $7,500,000; an amount equal to $1,875,000 if RDI Revenues in Measurement Period 3 are greater than or equal to $6,750,000 and less than $7,125,000; an amount equal to $1,562,500 if RDI Revenues in Measurement Period 3 are greater than or equal to $6,375,000 and less than

$6,750,000; an amount equal to $1,250,000 if RDI Revenues in Measurement Period 3 are greater than or equal to $6,000,000 and less than $6,375,000; and an amount equal to $0 if RDI Revenues in Measurement Period 3 are less than $6,000,000.

Any Milestone Payment required to be paid pursuant to the terms hereof shall be paid on or prior to March 31st immediately following the applicable Measurement Period. For the avoidance of doubt, determination of the Milestone Payment is not on a sliding scale, such that if the RDI Revenue in a Measurement Period falls between two revenue target thresholds set forth above, the amount of Milestone Payment shall be determined by applying the lower of the two thresholds. By way of example, if RDI Revenues in Measurement Period 3 are $7,250,000, Seller shall be entitled to a Period 3 Payment in the amount of $2,187,500.

For the avoidance of doubt, the management and operations of the Company and the Business, from and after the Closing Date, will be at Purchaser’s sole discretion; provided, however, that Purchaser hereby agrees to not take any actions the primary intent of which is to prevent the Sellers from receiving all or part of a Milestone Payment.

The parties acknowledge and agree that the Milestone Payments provided for in this Section 1.2(c) are provided for in order to reflect the underlying goodwill of the business of the Company, the value of which cannot reasonably be expected to be agreed upon by the Sellers and the Purchaser at the Closing.  To the extent that any portion of a Milestone Payment is not paid in accordance with this Section 1.2(c), such unpaid portion will be treated as a reduction in the Purchase Price.

(d)Guaranteed Payment. As partial payments of the Purchase Price and subject to Section 6.6, following Measurement Period 3, the Sellers will be eligible to receive an amount equal to the positive difference, if any, between $2,500,000 and any Milestone Payments paid through the end of Measurement Period 3 (the “Guaranteed Payment”). The Guaranteed Payment, if applicable, shall be paid on or before March 31, 2023, subject to the Holdback Amount, if applicable.

(e)Holdback Amount. At the Closing, Purchaser shall withhold an amount equal to $250,000 (the “Holdback Amount”) to be funded by withholding from any Milestone Payment or Guaranteed Payment, as applicable, to be paid by Purchaser to Sellers as set forth in this Section 1.2, and used to secure the payment, performance, indemnification and post-closing obligations of the Sellers under this Agreement and the Amended and Restated Software Subscription Agreement.

Section 1.3Closing Deliveries by the Sellers

.

At the Closing, contemporaneously with the execution and delivery of this Agreement, the Sellers shall deliver or cause to be delivered to Purchaser the following:

(a)an assignment and assumption of the Membership Interests sufficient to transfer to Purchaser good and valid title in such Seller’s Membership Interests free and clear of all pledges, security interests, liens, prior assignments, conditions or other encumbrances, substantially in the form of Exhibit A attached hereto, duly executed by each Seller;

(b)counterparts executed by the Company of the Amended and Restated Software Subscription Agreement and counterparts executed by each of Antenen and Murphy of an Employment Agreement in substantially the form of Exhibit B (the “Employment Agreements”);

(c)the resignations, effective as of the Closing, of all of the directors and officers of the Company, except for such persons as shall have been designated in writing prior to the Closing by Purchaser to the Sellers;

(d)good standing certificates for the Company from the Secretary of State of the State of Illinois and from the Secretary of State (or equivalent) in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five business days prior to the Closing; and

(e)a U.S. Internal Revenue Service Form W-9 from each of the Sellers in accordance with Proposed Treasury Regulations Section 1.1446(f)-2(b)(2) and Proposed Treasury Regulations Section 1.1445-2(b)(2)(v).

Section 1.4Closing Deliveries by Purchaser

.

At the Closing, contemporaneously with the execution and delivery of this Agreement, Purchaser shall deliver or cause to be delivered to the Sellers the following:

(a)the Closing Payment;

(b)counterparts executed by Purchaser of the Amended and Restated Software Subscription Agreement and the Employment Agreements; and

(c)offers of employment with Purchaser to all employees set forth on Section 2.15(a) of the Disclosure Schedule other than Antenen and Murphy, with a twelve month term (subject to further renewal) and for an initial position that is substantially comparable to the total compensation and position held by such employee as of the Closing Date with Seller.

Section 1.5Taking of Further Action

.

If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements and consummate and make effective the transactions contemplated hereby and thereby, including, without limitation, vesting Purchaser with full right, title and possession to all of the Membership Interests, each Seller shall take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be necessary or desirable to carry out the foregoing.

Section 1.6Withholding

.

Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement or any other agreements referenced herein) (each a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Seller such amount as such Payor is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable Law. To the extent such amounts are so deducted or withheld and remitted to the proper taxing authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Article II
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Subject to such exceptions as are specifically set forth in the disclosure schedule supplied by the Sellers to Purchaser on the date hereof (the “Disclosure Schedule”), each Seller, jointly and severally, hereby represents and warrants to Purchaser as of the date hereof as follows:

Section 2.1Organization and Qualification

.

The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Illinois.  The Company has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to its business as currently conducted.  The Company has provided to Purchaser true, correct and complete copies of its articles of organization and operating agreement, each as amended to date and each in full force and effect (collectively, the “Charter Documents”).  The Company is not in violation of any of the provisions of its Charter Documents.  Section 2.1 of the Disclosure Schedule lists every jurisdiction in which the Company has employees or facilities or otherwise conducts its business as of the date hereof.  The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

Section 2.2Authority and Enforceability

.

The Company has all requisite limited liability company power and authority, and each Seller has capacity, to enter into this Agreement and any Related Agreements to which it, he or they, as the case may be, is a party and to consummate the Transactions and the transactions contemplated by the Related Agreements.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions and the transactions contemplated by the Related Agreements have been duly authorized by all necessary action on the part of the Company and no further action or proceeding is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions and the transactions contemplated by the Related Agreements.  This Agreement and each of the Related Agreements to which the Company or the Sellers is a party have been duly executed and delivered by the Company or the Sellers, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company and the Sellers, enforceable against it, him or her, as the case may be, in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

Section 2.3Governmental Approvals and Consents

.

No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to the Sellers or the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Sellers or the Company is a party or the consummation of the Transactions or the transactions contemplated by the Related Agreements, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

Section 2.4No Conflicts

.

Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery by the Company and the Sellers of this Agreement and any Related Agreement to which it, he or they, as the case may be, is a party, and the consummation of the Transactions or the transactions contemplated by the Related Agreements, will not conflict with, result in any violation of or default under (with or without notice or lapse of time, or both), result in the creation of a Lien on any property or asset of the Company, or give rise to a right of termination, consent, cancellation, modification or acceleration of any obligation or loss of any benefit under: (a) any provision of the Charter Documents, (b) any Contract to which the Company is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement or Order applicable to the Company or any of its properties or assets (whether tangible or intangible).

Section 2.5Company Capital Structure

.

(a)The Sellers are the legal and beneficial owners of 100% of the total issued and outstanding membership interests in the Company.  The Membership Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company or the Sellers is a party or by which it is bound. The Membership Interests owned by each Sellers are not subject to any Liens or to any rights of first refusal of any kind, and no Seller has granted any rights to purchase such Membership Interests to any other Person.  Each Seller has the sole right to transfer his Membership Interests to Purchaser.  The Membership Interests constitute all of the membership interests owned, beneficially or of record, by the Sellers, and each Seller has no options, warrants or other rights to acquire any membership interests.  At the Closing, in exchange for the consideration paid pursuant to Section 1.2(b) hereof, Purchaser will receive good title to the Membership Interests, free and clear of all Liens.  Neither the Sellers nor any prior registered, direct or beneficial holder of such Membership Interests, if any, has previously granted or agreed to grant any ongoing power of attorney in respect of the Membership Interests or entered into any voting trust, proxy, vote pooling or other agreement with respect to the right to vote, call meetings of members or give consents or approvals of any kind as to the Membership Interests.

(b)All outstanding Membership Interests have been issued in compliance with all Legal Requirements, and were issued and transferred in accordance with any right of first refusal or similar right or limitation.  There are no declared or accrued but unpaid dividends or distributions with respect to any Membership Interests.  Other than the Membership Interests owned by the Sellers, the Company has no other capital stock or equity securities issued or outstanding.

(c)The Company has never adopted, sponsored or maintained any plan or agreement providing for equity-related compensation to any person (whether payable in membership interests, cash or otherwise).  There are no outstanding loans or Indebtedness involving, on the one hand, the Company, and on the other hand, any of the Sellers.  No bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which members may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(d)There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound relating to any membership interests in the Company or obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any membership interests (including the Membership Interests), or any other interest, in the Company. As a result of and immediately following the Transactions, Purchaser will be the sole record and beneficial holder of all issued and outstanding membership interests of the Company and all rights to acquire or receive any membership interests of the Company, whether or not such membership interests of the Company are outstanding.

Section 2.6Subsidiaries

.

The Company neither directly nor indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, nor is the Company under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability of, any Person.

Section 2.7Financial Statements; Conduct in the Ordinary Course

.

(a)Section 2.7(a) of the Disclosure Schedule sets forth the Company's unaudited balance sheet as of December 31, 2018 and the related unaudited statements of income and cash flows for the period ended December 31, 2018, together with all related notes and schedules thereto (the “Current Financials”).  The Current Financials (a) were prepared in accordance with the books of account and other financial records of the Company and (b) fairly present, in all material respects, the financial position and results of operations of the Company, in each case as of the date thereof and for the period covered thereby, and have been prepared on a consistent basis throughout the periods indicated.

(b)Section 2.7(b) of the Disclosure Schedule sets forth the Company's unaudited balance sheet as of June 30, 2019 and the related unaudited statements of income and cash flows for the period ended June 30, 2019, together with all related notes and schedules thereto (collectively, the “Interim Financials”).  The Interim Financials (a) were prepared in accordance with the books of account and other financial records of the Company and (b) fairly present, in all material respects, the financial position and results of operations of the Company, in each case as of the date thereof and for the period covered thereby, and have been prepared on a consistent basis throughout the periods indicated.

(c)Since the date of the Current Financials, the Company has conducted its business in the ordinary course and consistent with past practice.  As amplification and not limitation of the foregoing, since the date of the Current Financials, no change, event, violation, inaccuracy, circumstance or effect has occurred or arisen, individually or in the aggregate, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization or condition (financial or otherwise) of the Company (a “Material Adverse Effect”); and the Company has not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 2.8No Undisclosed Liabilities; Indebtedness

.

(a)The Company does not have any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Financials or (b) have arisen in the ordinary course of business consistent with past practices since the date of the Current Financials and prior to the date hereof.

(b)The Company has no outstanding Indebtedness.

Section 2.9Taxes

.

(a)The Company has (i) timely filed all income and other material Tax Returns required to be filed by the Company on or before the date hereof (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects and (ii) timely paid all income and other material Taxes that are due and payable on or before the date hereof (regardless of whether or not such Taxes were shown on any Tax Return as due and owing).

(b)No assessments or reassessments of the Taxes of the Company are currently the subject of an objection or appeal, no audit by any Governmental Entity of the Company is currently ongoing and there are no outstanding issues which have been raised and communicated to the Company by any Governmental Entity.  Neither the Sellers nor the Company has received any indication from any Governmental Entity that an audit, assessment or reassessment of the Company is proposed in respect of any Taxes, regardless of its merits.  The Company has not executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes which is currently outstanding, and no such agreement or waiver has been requested by a Governmental Entity.

(c)The Company is not a party to any agreement providing for the allocation or sharing of Taxes (other than an agreement entered into in the ordinary course of business the principal subject matter of which is not Taxes) and (ii) has no contractual obligation for the Taxes of another Person (A) by reason of being a member of a consolidated, combined, unitary or other similar group (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law), (B) as a transferee or successor, (C) by operation of Law or (D) or otherwise.

(d)There are no Liens for Taxes upon the Company’s business or assets except Liens for current Taxes not yet due and payable (and for which there are adequate accruals in accordance with GAAP).

(e)Within the last six (6) years, none of the Sellers or the Company has received written notice from a Governmental Entity in a jurisdiction where the Company or such Seller does not file Tax Returns or pay Taxes claiming that (i) the Company is required to file Tax Returns in or pay Tax in that jurisdiction or (ii) the applicable Seller is required to file Tax Returns in or pay Tax in that jurisdiction solely as a result of owning equity interests in the Company.

(f)All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of the Company or its respective employees, officers, directors, independent contractors, and other third parties, and have been timely paid to the proper Governmental Entity or other Person or properly set aside in accounts for this purpose.

(g)The Company has not made an election to cause the Partnership Audit Rules to apply to any taxable period ending prior to January 1, 2018, including an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015, P.L. 114-74, Treasury Regulations Section 301.9100-22T (or any similar provision of state or local Tax Law).

(h)The Company has been, since its formation, properly treated as a "partnership" for federal income tax purposes and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Company as an association taxable as a corporation.

(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any (i) change in method of accounting for a Pre-Closing Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received prior to the Closing, or (v) election under Section 108(i) of the Code.

(j)The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011‑4.

Section 2.10Real Property

(a).  The Company does not own (and has never owned) any real property. The Company does not lease, sublease, license or otherwise use or occupy (and has never leased, subleased, licensed or otherwise used or occupied) any real property.

Section 2.11Tangible Property

(a).  Other than as set forth on Section 2.11 of the Disclosure Schedule, the Company has no tangible properties or assets, real, personal or mixed, used or held for use in the Business.  The Company has good and valid title to or interest in all of such properties or assets set forth on Section 2.11 of the Disclosure Schedule, free and clear of any Liens.  Equipment owned or leased by the Company and set forth on Section 2.11 of the Disclosure Schedule is adequate for the conduct of the Business as currently conducted and in good operating condition, subject to normal wear and tear.  The Company has good and valid title to or interest in all assets necessary to operate the Business in the manner currently conducted and as contemplated to be conducted.

Section 2.12Intellectual Property

.

(a)Section 2.12(a) of the Disclosure Schedule sets forth a true and complete list of all Owned Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity, social media platform or Internet domain name registrar (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.  Each item of Registered Intellectual Property is (i) subsisting, valid and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s interest therein, and (iii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof.

(b)The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens, and has valid license to use all Licensed Intellectual Property in connection with the operation of the Business, subject only to the terms of the Company IP Agreements. The Company Intellectual Property is sufficient to operate the Business in the manner currently conducted and as contemplated to be conducted.

(c)The conduct of the Business does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person.  To each of the Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, the Company Intellectual Property.

(d)There are no Actions that are pending or, to each of the Seller’s Knowledge, threatened (i) against the Company alleging that the Company or the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person, or (ii) concerning the ownership, validity, registrability or enforceability of any Owned Intellectual Property.  The Company has not received any notification that a license under any other Person’s Intellectual Property is required to operate the Business, which license has not already been obtained by the Company and is currently valid. There are no Actions that are pending or threatened by the Company alleging that any Person infringes, misappropriates or otherwise violates any Owned Intellectual Property.

(e)No Seller, employee, contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of the Company Intellectual Property.  To the extent that any Intellectual Property has been conceived, developed or created for or on behalf of the Company by any other Person, including any Seller, employee, contractor, officer or consultant,, the Company has executed valid and enforceable written agreements with such Person with respect thereto irrevocably assigning to the Company such Person’s entire right, title and interest therein and thereto by operation of law or by valid written assignment.  Neither a Seller nor any employee, officer, consultant or contractor of the Company will, as a result of the transactions contemplated herein, own or retain any rights to use any Intellectual Property that is owned, used or held for use by the Company or the Company Software or that was owned, used, developed for use or held for use with the intent of being used by the business that became the Company prior to its formalization.

(f)The Company has taken commercially reasonable measures to maintain the confidentiality and value of all confidential Owned Intellectual Property, including source code for the Company Software, and to maintain the confidentiality and value of the Licensed Intellectual Property for which the company is under an obligation of confidentiality.  To each of the Seller’s Knowledge, no confidential information, trade secrets or other confidential Intellectual Property of the Company has been disclosed to any Person except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.

(g)No Public Software used by or in connection with the Business, including in connection with the development or use of any Company Software, is subject to any contractual obligation that would require that any Company Software be (i) be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties; (ii) be subject to any restriction on the consideration to be charged for the distribution thereof; or (iii) be decompiled, disassembled or otherwise reverse-engineered (except as required by Law). The Company is in compliance with all applicable licenses with respect to any such Public Software.

(h)All Company Software is correct, accurate, complete and sufficiently documented in all material respects to enable a Software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of such Software, without reference to other sources of information not publicly available, in each case, with respect to Company Software not owned by the Company, to the extent the Company is permitted by the rights granted to the Company in connection with such Company Software to perform such action.  No source code of Company Software that is owned by the Company has been delivered (other than to contractors engaged by the Company to develop such Company Software under agreements that prohibit use or disclosure thereof except in the performances of services to the Company) or licensed to any other Person, or is subject to any source code escrow or obligations of assignment to any other Person.

(i)The Company IT Assets are adequate for the operation of the businesses of the Company and operate and perform in accordance with their documentation and functional specifications. The Company has taken commercially reasonable backup and disaster recovery measures and technology consistent with industry practices, as well as measures to protect against unauthorized access to or use of the Company IT Assets and no such unauthorized access or use has occurred.  The Company IT Assets have not materially malfunctioned or failed within the past five (5) years and are (i) free from any viruses, malware, Trojan horses, worms or other contaminants that are designed to enable unauthorized access thereto or to adversely affect the functionality thereof and (ii) currently operate free of defects or malfunctions that would reasonably be expected to cause a material disruption to the Company’s business.

Section 2.13Material Contracts

.

(a)Section 2.13(a) of the Disclosure Schedule identifies any Contract (x) to which the Company is a party, (y) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (z) under which the Company has or may acquire any right or interest (each, a “Material Contract”):

(i)that require or that the Company reasonably anticipates will involve the payment by or to the Company of more than $5,000 annually or on a one-time basis;

(ii)concerning a partnership, joint venture, profit sharing arrangement, or that is a shareholders’ agreement;

(iii)by which the Company (A) grants any license of, covenants not to sue related to, or other right under any Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of the Business) or (B) receives any license of, covenants not to sue related to, or other right under any Intellectual Property (other than Contracts for generally commercially available off-the-shelf Software having a license fee of less than $5,000 annually);

(iv)under which the Company has incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations, or under which a Person has imposed a Lien on any asset of the Company, tangible or intangible;

(v)under which the Company has advanced or loaned, or agreed to advance or loan, any other Person amounts in the aggregate exceeding $5,000, except for advances entered into with customers and suppliers of the Company in the ordinary course of business for payment and other terms;

(vi)that contains any provision or covenant materially limiting (or which would limit following the Closing) the ability of the Company to engage in any business activity, compete in any geographic area or with any Person, solicit customers, clients or employees of any Person, make sales to any Person in any manner, or that grants the other party or any third Person “most favored nation” or similar status, any type of material special discount rights, or any material right of first refusal, first notice or first negotiation;

(vii) (A) for the employment of any individual on a full-time or part-time basis, (B) for the employment of any individual on a consulting or other basis or (C) providing severance benefits;

(viii)that transfer to the Company any Intellectual Property conceived, developed or created by any other Person for or on behalf of the Company or in respect of the Business or the Company Software; or

(ix)any other Contract, whether or not made in the ordinary course of business, which is material to the Business or the conduct of the Business.

(b)The Sellers have provided to Purchaser true, correct and complete copies of all written Material Contracts, including all amendments and modifications thereto.  Section 2.13(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.  Each Material Contract is valid and in full force and effect and is enforceable by the Company against the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions.  The Company has not violated or breached, or committed any default under, any Material Contract, and no other Person has violated or breached, or committed any default under, any such Material Contract.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to:  (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.  The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

Section 2.14Employee Benefit Plans

.

The Company has never sponsored, entered into or maintained any Benefit Plan.  Neither the execution of this Agreement nor the consummation of the Transactions will result in (i) any payment (including severance, unemployment, compensation, golden parachute or otherwise) becoming due to any Seller, director, officer or employee of the Company, for which the Company would have any liability, or (ii) the acceleration of the time of payment or vesting of any such payments or benefits.

Section 2.15Employment Matters

.

(a)Section 2.15(a) of the Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of all Persons who are employees, consultants or independent contractors of the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet at Closing) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)There are no Actions pending or threatened against the Company by, on behalf of or with respect to any Seller, employee, consultant or contractor of the Company (each a “Worker”) or group of Workers.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) threatened or pending before any Governmental Entity against the Company by, on behalf of or with respect to any Worker.

(c)The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(d)The Company is in compliance in all material respects with all Legal Requirements related to the terms and conditions of employment or retention of its Workers, including wages and other compensation, overtime requirements, classification of employees and independent contractors, hours of work, leaves of absence, equal opportunity, immigration, occupational health and safety and workers’ compensation.

Section 2.16Litigation

.

There is not currently, and has not been at any time, any Action of any nature pending, or to the Knowledge of any of the Sellers, threatened, against the Company, its properties and assets (tangible or intangible) or any of its officers or directors (in their capacities as such).  There is not currently, and has not been at any time, any Action of any nature pending, or to the Knowledge of any of the Sellers, threatened, against any of the Sellers, arising out of or relating to (i) the Business or the Seller’s beneficial ownership of Membership Interests or rights to acquire Membership Interests, (ii) the Seller’s capacity as a member of the Company, (iii) the Transactions, or (iv) any other agreement between any of the Sellers (or any of their Affiliates) and the Company (or any of its Affiliates).  No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.  Neither the Company nor any property or asset of the Company is subject to a continuing order of, consent decree, settlement agreement or other similar agreement with, or, to the Knowledge of any of the Sellers, continuing investigation by, any Governmental Entity or any Order of any Governmental Entity.  The Sellers do not have any claim against the Company, whether present or future, contingent or unconditional, fixed or variable, under any contract or on any other basis whatsoever, whether in equity or at law.  There are no Actions by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 2.17Compliance with Legal Requirements

.

Except as is not material in any case or in the aggregate, the Company has complied with, and is not in violation of, any Legal Requirement.  The Company has not received any notices of suspected, potential or actual violation with respect to any Legal Requirement. To the Knowledge of any of the Sellers, no investigation or review by any Governmental Entity regarding a violation of any applicable Legal Requirement is pending or threatened.

Section 2.18Interested Party Transactions

.

Except as set forth in Section 2.18 of the Disclosure Schedule, no Seller, officer, director or employee of the Company (or any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest or is otherwise Affiliated with) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.18.  All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property from, or sold or furnished any services, products, technology or Intellectual Property to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

Section 2.19Third Party Expenses

.

Neither the Company nor the Sellers has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any Transaction, nor will Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or a Seller.  Section 2.19 of the Disclosure Schedule sets forth all paid and unpaid Third Party Expenses incurred by or on behalf of the Company as of the Closing Date.

Section 2.20Permits

.

The Company holds all Permits material to the operation of the Business and for the Company to lawfully own, lease and operate its assets.  The Company is and has at all times been in compliance in all material respects with such Permits.  No material suspension, cancellation, modification, revocation or nonrenewal of any such Permit is pending or, to the Knowledge of any of the Sellers, threatened, and the consummation of the Transactions, in and of itself, will not result in any such suspension, cancellation, modification, revocation or nonrenewal.

Section 2.21Privacy and Data Security

.

(a)The Company is in material compliance with and has at all times materially complied with all Privacy Laws and the Company’s internal privacy policies.

(b)With respect to all Personal Information and user data gathered or accessed in the course of the operation of the Business, the Company has at all times taken all reasonable measures to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, including by implementing, maintaining and executing, as necessary, a security plan that is designed to (i) identify, mitigate and resolve internal and external risks to the security of any proprietary or confidential information in its possession, including Personal Information, (ii) implement and monitor adequate and effective administrative, technical and physical safeguards to control those risks and (iii) maintain notification procedures in compliance with applicable Laws in the case of any breach of security compromising unencrypted data containing Personal Information. Except as set forth on Section 2.21(b) of the Disclosure Schedule, no Person has gained unauthorized access to or engaged in unauthorized Processing of Personal Information in the custody or control of the Company or any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems of the Company or the Business that Processes Personal Information.

(c)The Company has in place reasonable security measures, controls, technologies, polices and safeguards designed to protect Personal Information.  The Company has all necessary authority, consents and authorizations to Process the Personal Information in its possession or under their control in connection with the operation of its business.  To the Knowledge of any of the Sellers, none of the Personal Information in the possession, custody or control of the Company, or otherwise used or disclosed by the Company, has been provided to the Company by a third party in violation of applicable Law, including Privacy Laws or in a manner inconsistent with such third party’s own privacy policies.  The Company has taken all commercially reasonable steps necessary to confirm that each third party that provides it with Personal Information has and will provide such Personal Information in accordance with applicable Laws (including Privacy Laws), contracts or other terms to which the Company bound and that those third parties have all necessary authority, consents and other rights to provide such Personal Information to the Company.  Without limiting the generality of the foregoing, the Company has conducted diligence on all third parties that provide Personal Information to the Company regarding such third parties’ data collection methods and data sharing practices as necessary to ensure such collection and sharing complies with all applicable Laws (including Privacy Laws), contracts or other terms to which the Company is bound.

(d)There is no, and never has been, any Action pending or, to the any of the Seller’s Knowledge, threatened against the Company with respect to the Company’s privacy or data protection practices, including alleging a violation of any Person’s data privacy, data protection or data security rights, nor has there been any court order affecting the Company’s use, disclosure or other Processing of any Personal Information.  To the Knowledge of any of the Sellers, there are no facts or circumstances that constitute a reasonable basis for such proceeding relating to privacy or data protection.  The Company has not received any communications from, or to the Knowledge of any of the Sellers, has been the subject of any investigation by, the Federal Trade Commission, a data protection authority or any other Governmental Entity regarding its Processing of any Personal Information.

(e)The conduct and operation of the Business currently materially complies, and at all times has materially complied, with all applicable laws relating to the transmission of unsolicited commercial emails, phone calls, faxes and mail and marketing campaigns.  No solicitation, statement, disclosure, or marketing, promotional or advertising material included in any email marketing campaigns or mail marketing campaigns initiated by the Company have been materially inaccurate, misleading, or deceptive, or in violation of any Privacy Law.  The execution, delivery, performance and consummation of the Transactions (including the Processing of Personally Identifiable Information in connection therewith complies with all Privacy Laws and the Company’s applicable privacy notices and policies.

Section 2.22Compliance with Certain Legal Requirements

.

In furtherance and not in limitation of the representations and warranties contained in Section 2.17:

(a)Neither the Company or any of the Sellers nor, any director, officer, agent, employee or affiliate thereof, has directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws (as defined below) of any relevant jurisdiction applicable to the Company, the Sellers and their respective operations.

(b)Neither the Company, the Sellers nor any director, officer, agent, employee or affiliate thereof or anyone acting on behalf of the Company, has taken any action, directly or indirectly, that would result in a violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); the UK Bribery Act 2010 or its predecessor laws (“Bribery Act”); or any analogous anticorruption laws, statutes, rules or ordinances applicable to the Company or any of the Sellers, as applicable (collectively, “Anti-Corruption Laws”).

Section 2.23Working Capital

.

As of the Effective Date, the Company’s Working Capital shall be greater than zero dollars ($0).

Section 2.24Full Disclosure

.

No representation or warranty by the Company or any of the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as of the date hereof as follows:

Section 3.1Organization

.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2Authority and Enforceability

.

Purchaser has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions and the transactions contemplated by the Related Agreements.  The execution and delivery by Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions and the transactions contemplated by the Related Agreements have been duly authorized by all necessary action on the part of Purchaser.  This Agreement and any Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

Section 3.3Governmental Approvals and Consents

.

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser is a party or the consummation of the Transactions and the transactions contemplated by the Related Agreements, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Purchaser’s ability to consummate the Transactions or the transactions contemplated by the Related Agreements.

Article IV
ADDITIONAL AGREEMENTS

Section 4.1Public Disclosure

.

Neither the Company, the Sellers nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions without the consent of Purchaser.

Section 4.2Confidentiality

.

From and after the Closing, the Sellers and their representatives shall keep confidential all proprietary or non-public information regarding Purchaser or its Affiliates (including, from and after the Closing, the Company) unless such information is required to be disclosed by Legal Requirements; provided, that each Seller shall promptly, to the extent legally permissible, notify Purchaser of such intended disclosure required by Legal Requirements so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 4.2.  In the event that such protective order or other remedy is not obtained, or that the obligation to seek such a protective order is waived, such Seller may furnish only such information which is legally required and shall exercise its reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such information.

Section 4.3Transaction and Third Party Expenses

.

Whether or not the Transactions are consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement (the “Transaction Expenses”).  Without limiting or expanding the foregoing, the Sellers shall be responsible for all Transaction Expenses incurred by or on behalf of the Company in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and consummation of this Agreement and the Transactions (collectively, the “Third Party Expenses”).  The Company and the Sellers shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Purchaser.

Section 4.4Release

.

(a)As an inducement to Purchaser to enter into this Agreement and consummate the Transactions and for other good and sufficient consideration, each Seller, with the intention of binding himself, herself or itself and each of the Sellers’ respective Affiliates, directors, officers, employees, shareholders, agents or other representatives, heirs, executors, administrators, successors and assigns (the “Releasors”), shall hereby as of the Closing release, acquit and forever discharge Purchaser and the Company, and each of their respective past, present and future Affiliates, directors, officers, employees, shareholders, agents or other representatives, heirs, executors, administrators, successors and assigns, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all manner of action or actions, cause or causes of action, suits, arbitrations, demands, debts, contracts, agreements, promises, liability, damages, or Loss of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (hereinafter, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon or relating to a Seller’s ownership of Membership Interests or other equity interest in the Company (the “Released Matters”); provided, however, that nothing set forth in this Section 4.4 shall (i) affect the ability of a Seller to bring a Claim under this Agreement, (ii) if any Releasor is an officer or employee of the Company, release, acquit or discharge any rights to any entitlement, salary, bonus or employment benefits earned or accrued by or for the benefit of such Releasor prior to the Closing in respect of services performed by such Releasor as an officer or employee of the Company, or (iii) affect the ability of a Seller to bring a Claim with respect to any ordinary course employment rights or any Contracts with Purchaser or the Company that remain in effect after the Closing.  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to release Purchaser from any of its obligations to the Sellers under this Agreement or any offer letter or other ancillary agreements executed in connection with the Transactions.

(b)Each Seller represents and warrants to the Purchaser that there has been no assignment or other transfer of any interest in any Claim arising out of, based upon or relating to any of the Released Matters which such Seller may have against any of the Releasees, and each Seller agrees to indemnify and hold the Releasees harmless from any liability, Claims or reasonable attorneys’ fees or expenses incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.  Each Seller agrees that if such Seller hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then such Seller will pay to the Releasees against whom such claim(s) is asserted all damages incurred by such Releasees in defending or otherwise responding to said Claim.

Section 4.5Use of Intellectual Property

.

Each Seller acknowledges that from and after the Closing, the name “Realtime Digital Innovations” and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be indirectly owned by the Purchaser (through the Company), that no Seller shall have any rights in the Company Marks and that no Seller will contest the ownership or validity of any rights of the Purchaser in or to the Company Marks. From and after the Closing, no Seller shall use any of the Company Intellectual Property except in fulfilling his or its obligations to the Business pursuant to the Employment Agreements.

Section 4.6Working Capital

.

In the event that the Company’s Working Capital as of the Effective Date is less than zero dollars ($0), the Buyer shall be entitled to indemnification in an amount equal to the absolute value of the Company’s Working Capital as of the Effective Date, to be paid in accordance with the provisions of Article VI hereto.

Article V
Tax Matters

Section 5.1Tax Indemnification

.

The Sellers shall jointly and severally indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising out of or resulting from: (i) any Taxes imposed on or assessed against the Company with respect to a Pre-Closing Period (determined, in the case of a Straddle Period, in accordance with Section 5.6); (ii) any Taxes of another Person that are the responsibility of the Company (A) as a result of having been a member of an affiliated, consolidated, combined or unitary Tax group on or prior to the Closing Date, (B) by operation of Law, (C) as a transferee or successor or (D) by contract entered into prior to the Closing; (iii) any Taxes imposed on or assessed against the Company by reason of any breach of any of the representations and warranties contained in Section 2.9; (iv) any Taxes that are imposed on Purchaser or any of its Affiliates as a result of the failure to withhold the correct amount of Taxes from any amount payable to Sellers pursuant to this agreement; and (v) any Transfer Taxes that are the responsibility of the Sellers pursuant to Section 5.7.

Section 5.2Tax Returns

.

(a)After the Closing, Sellers shall prepare, or cause to be prepared, at their sole cost and expense, all Tax Returns of the Company for all Pre-Closing Periods (other than Straddle Periods), in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date, but only if not filed prior to the Closing Date (the "Seller Returns").  Sellers shall submit each such Seller Return (other than a Pass-Through Income Tax Return of the Company) to Purchaser at least twenty (20) days prior to the due date of such Seller Return (taking into account any extensions of time to file) for Purchaser's approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)Purchaser shall prepare, or cause to be prepared, all Tax Returns of the Company for all Straddle Periods, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date (the "Purchaser Returns").  Purchaser shall submit each such Purchaser Return (together with a statement certifying the amount of Tax shown on such Tax Return that are the responsibility of the Sellers pursuant to Section 5.1) to Sellers at least twenty (20) days prior to the due date of such Purchaser Return (taking into account any extensions of time to file) for Sellers' approval, which approval shall not be unreasonably withheld, conditioned or delayed. Sellers shall pay to Purchaser the amount of Taxes shown as due on such Tax Return that are the responsibility of Sellers pursuant to Section 5.1 no fewer than five (5) business days prior to the due date of any such Straddle Period Tax Return.

(c)All Tax Returns prepared under Section 5.2(a) and Section 5.2(b) shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of the Company and this Article V, in each case, unless a different treatment is otherwise required by applicable Law. To the extent permitted by Tax Law, the parties will elect out of the Partnership Audit Rules under Section 6221(b) of the Code (or any other corresponding or similar provision of state or local Law).

(d)If Sellers and Purchaser are unable to resolve any disagreements with respect to a Tax Return that is prepared pursuant to Section 5.2(a) or Section 5.2(b), including any disputes as to (i) whether Sellers or Purchaser is unreasonably withholding, conditioning or delaying its approval with respect to a Tax Return, or (ii) whether a Tax Return is prepared in a manner consistent with the past procedures and practices and accounting methods, in each case, within five (5) days of the due date of the applicable Tax Return, any such dispute shall be resolved by the Accounting Firm, whose determination shall be final and binding upon the Sellers and Purchaser and not subject to review by a court or other tribunal absent manifest error. The fees, costs and expenses of the Accounting Firm in resolving any such dispute shall be borne equally by Purchaser, on the one hand, and Sellers, on the other hand. If any such dispute is not resolved prior to the due date of the applicable Tax Return (taking into account any applicable extensions), such Tax Return shall be filed in the manner the Person preparing the applicable Tax Return deems correct without prejudice to the resolution of such dispute; provided, that an amended Tax Return shall be filed (and additional Taxes paid) if necessary to give effect to the decision of the Accounting Firm.

Section 5.3Tax Contests.

(a)After the Closing, Purchaser or Sellers, as applicable, shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under Section 5.1 or which relates to a Pass-Through Income Tax Return.  Such notice shall contain factual information (to the extent known to the party giving notice) describing the claim in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such claim; provided, that the failure to so notify the other Person of the claim shall not relieve the party from whom indemnification is being sought of its obligations hereunder, except to the extent that the party from whom indemnification is being sought is prejudiced by such failure.

(b)In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to the Taxes of the Company for any Pre-Closing Period (other than a Straddle Period), Sellers shall have the sole right, at Sellers’ expense, to control the conduct of such Contest; provided, that (i) if such Contest relates to a Pass-Through Income Tax Return, then (A) Sellers shall provide Purchaser with a timely and reasonably detailed account of each phase of such Contest and (B) Sellers shall cause the Company (and its partnership representative) to timely elect the application of Section 6226 of the Code (or any other corresponding or similar provision of state or local Law) with respect to any such imputed underpayment (if the Company fails to, or is ineligible make the election described in Section 6221(b) of the Code (or any other corresponding or similar provision of state or local Law)) and (ii) if such Contest relates to a Tax Return other than a Pass-Through Income Tax Return, then (A) Sellers shall acknowledge in writing their indemnification obligations with respect to the full amount of any liability that may arise as a result of the Contest before Sellers may control such Contest within ten (10) days of receipt of the notice described in Section 5.3(a), (B) Sellers shall elect to control such Contest within the time period set forth in Section 5.3(d), (C) Sellers shall defend diligently the interests of the Company is such Contest, (D) Sellers shall provide Purchaser with a timely and reasonably detailed account of each phase of such Contest and (E) if such Contest could reasonably be expected to increase the Taxes of Purchaser or any of its Affiliates (including the Company) in a Post-Closing Period, then (1) Purchaser shall be entitled to participate (at its own expense) in such Contest, (2) Sellers shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Contest, and (3) Sellers shall not settle such Contest without Purchaser’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

(c)Purchaser shall have the right to control any Contest in respect of Taxes of the Company for any Straddle Period; provided, that (i) Purchaser shall provide Sellers with a timely and reasonably detailed account of each phase of such Contest, (ii) Purchaser shall consult with Sellers before taking any significant action in connection with such Contest, (iii) Purchaser shall consult with Sellers and offer an opportunity to comment before submitting any written materials prepared or furnished in connection with such Contest, (iv) Sellers shall be entitled to participate (at the Sellers’ own expense) in such Contest, and (v) Purchaser shall not settle such Contest without Sellers’ prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

(d)If Sellers elect to direct a Contest, Sellers shall, within ten (10) days of receipt of the notice described in Section 5.3(a), notify Purchaser of its intent to do so, and Purchaser shall cooperate and shall cause the Company to fully cooperate, at Sellers’ expense, in each phase of such Contest.

(e)Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the exclusive right to control (i) any Contest in respect of the Company not described in Section 5.3(b) or Section 5.3(c) and (ii) any Contest described in Section 5.3(b) (other than a Contest relating to a Pass-Through Income Tax Return) if (1) Purchaser notifies Sellers in writing that Purchaser is waiving its right to indemnification pursuant to Section 5.1 with respect to Taxes imposed as a result of the resolution of such Contest, (2) Sellers fail to acknowledge in writing their indemnification obligations with respect to the full amount of any liability that may arise as a result of the Contest within ten (10) days of receipt of the notice described in Section 5.3(a), (3) Sellers fails to elect to, or elects not to, defend any such Contest within the time period set forth in Section 5.3(d) or (4) Sellers fail to diligently defend such Contest.

(f)Notwithstanding anything to the contrary in this Agreement, this Section 5.3 shall control with respect to any Contest.

Section 5.4Refunds; Amendments.

(a)The Sellers shall be entitled to any Tax refunds (including any interest received from a Governmental Entity in respect thereof) that are received by Purchaser or the Company and any amounts credited against Tax in lieu of a refund to which Purchaser or the Company become entitled that relate to the Company for all Pre-Closing Periods, and Purchaser shall, or shall cause the Company to, pay the amount of any such refund or credit (net of any out-of-pocket fees and expenses (including Taxes) incurred by Purchaser or any of its Affiliates in obtaining such refund) within fifteen (15) days after receipt of such refund or to the filing of the applicable Tax Return where any such credit was utilized by Purchaser or the Company.

(b)Purchaser shall use its commercially reasonable efforts to cooperate, and cause the Company to use its commercially reasonable efforts to cooperate, in obtaining any refund that the Sellers reasonably believes should be available, including through filing appropriate amended Tax Returns with the applicable Governmental Entities; provided that any amended Tax Returns shall not be filed without Purchaser’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and all positions on such filings be supportable at a “more likely than not” (or higher) level of comfort.  Any reasonable out-of-pocket expenses incurred by Purchaser or the Company in connection with such activities shall be reimbursed by the Sellers within fifteen (15) days of written notice by Purchaser or the Company of such expense.

(c)Purchaser shall not file or cause to be filed, any amended Tax Return for the Company for any Tax period beginning prior to the Closing Date without the consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.5Tax Cooperation

.  The Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of Tax Returns pursuant to Section 5.2 and any audit, litigation or other proceeding with respect to Taxes and the computation and verification of any amounts paid or payable under Section 5.2 (including any supporting work papers, schedules and documents).  Such cooperation shall include the retention and (upon the other party's request) the provision, as promptly as practicable, of records and information (including access to books and records) which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give the Sellers and Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if Purchaser so requests, the Company shall allow Purchaser to take possession of such books and records rather than destroying or discarding such books and records.  Any information obtained under this Section 5.5 shall be kept confidential except (i) as may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or (ii) with the consent of the Sellers or Purchaser, as the case may be.

Section 5.6Computation of Liabilities

.  For purposes of this Agreement, in the case of any Straddle Period, (i) Taxes imposed on a periodic basis (such as real property Taxes) of the Company shall be allocated between the Pre-Closing Period and the Post-Closing Period pro rata on the basis of the number of days in such period, and (ii) Taxes based on or measured by income, gross or net sales, or payments and receipts (other than periodic Taxes) of the Company for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the day prior to the Closing Date. Any refund for a Straddle Period shall be allocated in accordance with this Section 5.6 based on the type of Tax to which such refund relates.

Section 5.7Transfer Taxes

.  All Tax Returns with respect to Transfer Taxes incurred in connection with, or as a consequence of, this Agreement or any transaction contemplated hereby shall be timely filed by the party responsible for such filing under applicable Legal Requirements, and all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne by the Sellers.  Purchaser and the Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Legal Requirements.

Section 5.8Tax Treatment and Allocation.

(a)Purchaser and Sellers agree that the purchase and sale of the Membership Interests pursuant to this Agreement shall be treated for U.S. federal and applicable state and local income tax purposes as (i) a sale by Sellers of the Membership Interests and (ii) a purchase by Purchaser of the assets of the Company pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432.  Purchaser (for itself and on behalf of the Company) and each Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports and returns in a manner consistent with such treatment.

(b)Within sixty (60) days after the Closing Date, Purchaser shall provide the Sellers with an allocation of the sum of the Purchase Price and any other items that are treated as additional consideration for U.S. federal income tax purposes among the assets of the Company in accordance with Section 1060 of the Code and the Regulations promulgated thereunder for the Purchaser’s review and comment (the “Allocation”).  If the Sellers do not provide any comments to the Purchaser in writing within thirty (30) days following delivery by the Purchaser of the Allocation, then the Allocation proposed by the Purchaser shall be deemed to be final and binding, absent manifest error.  If, however, the Sellers submit written comments to the Purchaser within such thirty (30) day period, the Purchaser and the Sellers shall negotiate in good faith to resolve any differences within twenty (20) days.  If the Purchaser and the Sellers are unable to reach a resolution within such twenty (20) day period, then all remaining disputed items shall be submitted for resolution by the Accounting Firm, which shall make a final determination as to the disputed items within thirty (30) days after such submission, and such determination shall be final, binding and conclusive on the Sellers and the Purchaser.  The fees and disbursements of the Accounting Firm shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand.  Upon any subsequent adjustments to the sum of the Purchase Price and any other items that are treated as additional consideration for Tax purposes, the Purchaser shall prepare an updated Allocation in a manner consistent with this Section 5.8(b).  For all applicable Tax purposes, the Purchaser and the Sellers agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the Allocation, and that neither of them will take any position inconsistent with the Allocation in any Tax Return, in any refund claim, in any litigation, or otherwise.

Section 5.9Payments.

(a)Other than as otherwise set forth in this Article V (including Section 5.2(b)), and subject to Section 6.5, any indemnification or other amount required to be paid pursuant to this Article V shall be made within ten (10) Business Days of entry into a closing or settlement agreement with any applicable Governmental Entity, a final decision by any court having jurisdiction where all rights to object or appeal from the decision have been exhausted or are expired, or a final disposition of a refund claim with respect to the matter giving rise to such indemnification or other amount.

Section 5.10Conflict and Survival

.

The covenants and agreements of the parties set forth in this Article V and the representations and warranties of the Sellers in Section 2.9 shall survive until ninety (90) days after the expiration of the applicable statute of limitations for the Tax liabilities in question (giving effect to valid extensions granted prior to the Closing).  Except as provided for in Section 6.4, Section 6.5 and Section 6.6, this Article V shall exclusively govern all matters relating to Taxes.

Section 5.11Adjustment to Purchase Price

.

For all Tax purposes, unless otherwise required by applicable Legal Requirements, any indemnification payments under Article VI or any payments made under this Article V shall be treated as an adjustment to the Purchase Price.

Article VI
INDEMNIFICATION

Section 6.1Survival of Representations and Warranties

.

(a)The representations and warranties of the Sellers contained in this Agreement (other than the representations in Section 2.9 which are dealt with in Article V) shall survive the Closing until the date that is one (1) year following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Section 2.1 (Organization and Qualification), Section 2.2 (Authority and Enforceability), Section 2.3 (Government Approvals and Consents), Section 2.4 (No Conflicts), Section 2.5 (Company Capital Structure), Section 2.6 (Subsidiaries) and Section 2.16 (Litigation) (together, the “Seller Fundamental Representations and Warranties”) shall survive indefinitely.  Neither the period of survival nor the liability of each Seller with respect to such Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Purchaser.  If written notice of a claim has been given by Purchaser to the Sellers prior to the expiration of the applicable representations and warranties or indemnification, then the relevant representations and warranties or indemnification shall survive, as to such claim, until such claim has been finally resolved.

(b)The representations and warranties of Purchaser contained in this Agreement shall survive the Closing until the date that is one (1) year following the Closing; provided, however, that the representations and warranties made pursuant to Section 3.1 (Organization) and Section 3.2 (Authority and Enforceability) (together, the “Purchaser Fundamental Representations and Warranties”) shall survive indefinitely.  Neither the period of survival nor the liability of Purchaser with respect to Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to Purchaser, then the relevant representations and warranties shall survive, as to such claim, until such claim has been finally resolved.

Section 6.2Indemnification by the Sellers

.

Subject to the limitations set out in Section 6.1 (Survival of Representations and Warranties), Purchaser and its Affiliates (which for the avoidance of doubt includes the Company), officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers on a joint and several basis for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(a)any breach of or inaccuracy in any representation or warranty of a Seller contained in this Agreement (other than a breach of or inaccuracy in any representation or warranty in Section 2.9 (Taxes), which shall be indemnifiable under Section 5.1); or

(b)the breach of any covenant or agreement by a Seller contained in this Agreement.

To the extent that the Sellers’ undertakings set forth in this Section 6.2 may be unenforceable, the Sellers shall jointly and severally contribute the maximum amount that it is permitted to contribute under applicable Legal Requirements to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

Section 6.3Indemnification by Purchaser

.

The Sellers and their Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses arising out of or resulting from:

(a)any breach of or inaccuracy in any representation or warranty of Purchaser contained in this Agreement; or

(b)the breach of any covenant or agreement by Purchaser contained in this Agreement.

To the extent that Purchaser’s undertakings set forth in this Section 6.3 may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Legal Requirements to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

Section 6.4Limits on Indemnification

.

Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Sellers for indemnification pursuant to this Agreement, including attorney’s fees, costs and interests, shall not exceed the sum of the Final Closing Payment and the Guaranteed Payment.

Section 6.5Notice of Loss; Third Party Claims

.

(a)(i) An Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (an “Indemnification Claim”), within sixty (60) days of such determination, stating the amount of the Loss suffered, or which may be suffered (which may be a good faith estimate thereof but which shall state in reasonable detail the basis for the amount or estimate thereof) by the Indemnified Party (the “Claimed Amount”), and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.  (ii) Within thirty (30) days of the Indemnifying Party’s receipt of the Claim Notice or the Actual Claim Amount Notice (as defined below) (the “Notice Period”), the Indemnifying Party may accept or object to the

Indemnification Claim (in its entirety or in part) by sending written notice of such acceptance or objection to Indemnified Party.  In the event that the Indemnifying Party so objects by sending a notice of objection (the “Notice of Objection”), such notice shall set forth, in reasonable detail, the basis for such objection and the portion of the Claimed Amount to which the Indemnifying Party objects in respect of the Claim Notice or the Actual Claim Amount Notice.  Failure by the Indemnifying Party to deliver a Notice of Objection conforming to the foregoing requirements to Indemnified Party during the Notice Period shall be deemed an acceptance of the Indemnification Claim in the full amount of the Actual Claim Amount (as defined below). (iii) In the event of an acceptance of an Indemnification Claim in its entirety, Indemnifying Party shall pay to the Indemnified Party the Claimed Amount in accordance with Section 6.6, and in the event of an acceptance of an Indemnification Claim in part, Indemnifying Party shall pay to the Indemnified Party the portion of the Claimed Amount so accepted in accordance with Section 6.6. If the Claimed Amount is an estimate of the Actual Claim Amount, then (A) if the Claimed Amount received by Indemnified Party is greater than the Actual Claim Amount, then Indemnified Party shall promptly so notify the Indemnifying Party and deliver to the Indemnifying Party in immediately available funds to an account designated in writing by the Indemnifying Party the portion of the Claimed Amount which exceeds the Actual Claim Amount and (B) if the Claimed Amount received by Indemnified Party is less than the Actual Claim Amount, then Indemnified Party shall give written notice (in the case of (A) or (B), the “Actual Claim Amount Notice”) of the Actual Claim Amount to the Indemnifying Party, which notice shall (x) contain evidence (in reasonable detail) demonstrating the Actual Claim Amount and (y) be subject to the terms hereof with respect to the final determination of the Actual Claim Amount. After a final determination of the Actual Claim Amount, Indemnifying Party shall pay to the Indemnified Party the amount by which the Actual Claim Amount exceeds the Claimed Amount, less any portion thereof previously paid hereunder, in accordance with Section 6.6. The “Actual Claim Amount” shall be the actual Losses suffered by an Indemnified Party, when finally determined in accordance with the terms hereof.  Notwithstanding the foregoing, any dispute arising in connection with this Section 6.5 with respect to the determination of the Actual Claim Amount shall be limited to the final determination of the Actual Claim Amount and shall not involve the underlying Indemnification Claim. (iv) In the event that the Indemnifying Party timely delivers a conforming Notice of Objection to Indemnified Party during the Notice Period, no amount shall be payable by the Indemnifying Party to the Indemnified Party of any of the Claimed Amount specified in the Notice of Objection except in accordance with (A) a subsequent written agreement between the Indemnifying Party and Indemnified Party or (B) a final order or determination by a court of competent jurisdiction.

(b)If an Indemnified Party shall receive notice of any Action, demand or assessment (other than any Action, demand or assessment for Taxes covered by Section 5.3) (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VI.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim, other than a Third Party Claim limited to monetary damages which will be satisfied in full by the Indemnifying Party, may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld.

Section 6.6Payment of Indemnification Claims

.

(a)Except as otherwise set forth in this Section 6.6 and except for any claims for indemnification under Section 5.1, which shall be subject to the rules set forth in Section 5.9, the payment of any amount payable pursuant to Section 6.5 shall be made in immediately available funds within ten (10) business days following the final determination of such Claim to an account designated in writing by the Indemnified Party.

(b)Purchaser and the Sellers acknowledge and agree that with respect to any Losses a Purchaser Indemnified Party shall seek under Article V or this Article VI, it shall seek such amount (i) first, against available amounts under the Holdback Amount, subject to and in accordance with the terms of Article V or this Article VI, and (ii) second, against available amounts payable under the Milestone Payments or Guaranteed Payment, as applicable, prior to seeking any amount directly from the Sellers.

(c)In the event that the Holdback Amount remaining, if any, is insufficient to satisfy in whole the amount to be paid to a Purchaser Indemnified Party by the Sellers in accordance with Section 6.4, Purchaser shall deduct from the Milestone Payments or Guaranteed Payment payable, if any and as applicable, the amount in excess of the available Holdback Amount remaining. If the amount being paid hereby is an estimate of the Actual Claim Amount, then (A) if the Claimed Amount received by Purchaser by deduction from the Milestone Payment or Guaranteed Payment is greater than the Actual Claim Amount, then Purchaser shall promptly deliver to the Sellers in immediately available funds to an account designated in writing by the Sellers (if after settlement of the applicable Milestone Payment or Guaranteed Payment under

Section 1.2) or credit to the applicable Milestone Payment or Guaranteed Payment, the portion of the Claimed Amount which exceeds the Actual Claim Amount and (B) if the Claimed Amount received by Purchaser is less than the Actual Claim Amount, then Purchaser shall deduct from the applicable Milestone Payment or Guaranteed Payment the amount by which the Actual Claim Amount exceeds the Claimed Amount, less any portion thereof previously paid hereunder (or if after settlement of the Milestone Payment or Guaranteed Payment under Section 1.2, Purchaser shall proceed otherwise under this Article VI). Any amount due to a Purchaser Indemnified Party other than Purchaser and deducted from the Milestone Payment or Guaranteed Payment in accordance with the terms hereof shall be paid over to the respective Purchaser Indemnified Party by Purchaser and the Sellers shall not have any further obligation or liability therefor.

(d)Should the Holdback Amount and Milestone Payments or Guaranteed Payment, as applicable, remaining, if any, be insufficient to satisfy in whole the amount to be paid to a Purchaser Indemnified Party by the Sellers in accordance with Section 6.5, then the Sellers shall, within ten (10) business days following the final determination of such Claim, pay to Purchaser such shortfall in cash.

(e)The provisions of Section 6.6(c) and (d) allowing for the indemnification obligations of the Sellers to be satisfied from the Milestone Payments or Guaranteed Payment, as applicable shall apply mutatis mutandis to any indemnification obligations of the Sellers under Article V.

Section 6.7No Duplication

.

For greater certainty, the indemnities provided for in this Article VI shall be without duplication of the indemnities provided for in Article V, such that Article V shall constitute the sole indemnities of the Sellers with respect to Taxes and no indemnification with respect to Taxes shall be provided pursuant to this Article VI.

Article VII
GENERAL PROVISIONS

Section 7.1Notices

.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)if to Purchaser, to:

Faneuil, Inc.

2 Eaton Street, Suite 1002

Hampton, VA 23669

Attn: Anna Van Buren

Email: anna.vanburen@faneuil.com

with a copy (which will not constitute notice) to:

Shearman & Sterling LLP

1460 El Camino Real, Floor 2

Menlo Park, CA 94025

Attn: Chris Forrester

Email: chris.forrester@shearman.com

(b)if to the Sellers, to:

Richard A. Veed

838 South Garfield St

Hinsdale, IL 60521

Email: theveeds@gmail.com

Gregg L. Antenen

22816 Pilcher Rd.

Plainfield, IL 60544

Email: gantenen@realtimedi.com

Sean P. Murphy

2616 Crooked Stick Ln

Mount Pleasant, SC 29466

Email: smurphy@realtimedi.com

Section 7.2Interpretation

.  When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.3Entire Agreement

.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

Section 7.4Assignment

.  This Agreement shall not be assigned, by operation of law or otherwise, except that Purchaser may assign its rights and delegate its obligations hereunder to (i) its Affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder, and (ii) to the purchaser of all or substantially all of the assets of the Purchaser, including by merger.

Section 7.5Amendment; Waiver

.  No provision of this Agreement may be amended or waived unless by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

Section 7.6Severability

.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.7Other Remedies

(a).  The liability of any party under Article V and Article VI will be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s fraudulent acts or omissions, or Willful and Intentional Breach.  Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article V and Article VI, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other party’s fraudulent acts or omissions or Willful and Intentional Breach, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud or Willful and Intentional Breach, (ii) the time period during which a claim for fraud or Willful and Intentional Breach may be brought or (iii) the recourse which any such party may seek against another party with respect to a claim for fraud or Willful and Intentional Breach.

Section 7.8Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.9Exclusive Jurisdiction

.  Each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal or state courts located in the Borough of Manhattan of The City of New York in connection with any matter arising out of, based upon or relating to this Agreement, the Transactions or any other matters contemplated herein.  Each party agrees not to commence any legal proceedings related hereto except in such courts.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

Section 7.10Waiver of Jury Trial

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.11Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

***

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

FANEUIL, INC.

By:	/s/ Anna Van Buren . Name: Anna Van Buren Title: President and CEO

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Sellers:

/s/ Gregg L. Antenen

GREGG L. ANTENEN

/s/ Richard A. Veed

RICHARD A. VEED

/s/ Sean P. Murphy

SEAN P. MURPHY

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

ANNEX A
DEFINED TERMS

“Accounting Firm” shall mean an accounting firm mutually acceptable to Purchaser, on the one hand, and the Sellers, on the other hand; provided, that if Purchaser and the Sellers are unable to agree on the choice of an accounting firm, they will each select a regionally-recognized accounting firm, and such selected firms will jointly select a third regionally-recognized accounting firm.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly, or indirectly through one of more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Benefit Plan” means any Plan (i) maintained by the Company or any Affiliate of the Company, (ii) to which the Company or any Affiliate of the Company contributes or has contributed, or (iii) with respect to which the Company or any Affiliate of the Company has incurred any liability, in each case in respect of any Founder, employee, director, consultant (or beneficiary thereof) or former employee, director or consultant (or beneficiary thereof) of the Company or an Affiliate of the Company.

“Business” shall mean the business in which the Company is engaged, including but not limited to development and delivery of workflow automation software.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts to which any of the Company is a party or by which the Company is bound, and pursuant to which (i) any Intellectual Property is licensed by the Company to any Person or (ii) any Intellectual Property is licensed by any Person to the Company.

“Company IT Assets” shall mean any and all tangible or digital computer systems (including software-as-a-service, hosting and similar services and computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines, technical data and hardware), Software and telecommunications systems, and all associated documentation, in each case, owned by or licensed or leased to the Company.

“Company Software” shall mean all Software owned by the Company and all other Software, whether conceived, developed, created or owned by or on behalf of the Company, the Sellers or a third Person, that is related to, or used or held for use in the operation of the Company or the Business (including the Platform), including all (a) Software used in any service offerings or products (including Company IT Assets) made commercially available or otherwise distributed, or currently under development, by or through the Company, including any and all websites operated by the Company, (b) Software intended for license to customers and/or end users, and (c) Software, libraries, modules and other materials used by the Company in the development, design, construction or testing of any of the Software described in clause (a) or (b) above.

“Contract” shall mean any contract, mortgage, indenture, lease, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, obligation or license, whether written or oral, that is legally binding.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (b) deferred Tax assets, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Current Financials as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Current Financials as if such accounts were being prepared and audited as of a fiscal year end.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently through the periods involved.

“Governmental Entity” shall mean any court, arbitral body, administrative authority or agency or commission or other federal, state, province, county, local or other political subdivision thereof, or other foreign governmental authority, instrumentality, agency or commission.

“Indebtedness” shall mean, without duplication:  (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable equity interests or securities convertible into equity interests; (ii) all liabilities for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities which are, and to the extent required, to be classified and accounted for under GAAP as capital leases; and (iv) all interest, fees, change of control payments, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (i) through (iii) above.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 5.1 or Section 6.2 or Purchaser pursuant to Section 6.3, as the case may be.

“Intellectual Property” shall mean, collectively, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice), all improvements thereto and all patents, patent applications, invention disclosures, industrial designs and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names, social media handles or other identifiers and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) mask works, moral rights and copyrights (whether registered or unregistered), including copyrights in Software, and registrations, renewals and applications for registration thereof, (d) confidential or proprietary information, including trade secrets, know-how, techniques, data, designs, drawings, business and marketing information, customer and supplier lists, database rights and invention rights, and all rights to limit the use or disclosure thereof, (e) rights of publicity, (f) Software, (g) all rights in any of the foregoing provided by international treaties and conventions, (h) any documents or other tangible media containing any of the foregoing and (i) all rights to bring an action for past, present and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“Knowledge” shall mean, with respect to the Sellers, the actual knowledge of Antenen, Veed, or Murphy, after due and diligent inquiry.

“Law” shall mean any national, federal, state, local, municipal, supranational or foreign order, constitution, law, ordinance, rule, regulation, statute, code or treaty, in each case promulgated by a Governmental Entity.

“Legal Requirement” shall mean any applicable U.S. or other federal, state, province, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” means all Intellectual Property that the Company is granted a license to use or is otherwise permitted to use by any Person pursuant to the Company IP Agreements.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, assessment, hypothecation, infringement, deed of trust, lease, option, right of first refusal, preemptive right, easement, covenant, right of way, servitude, transfer restriction, security interest, exclusive license or other encumbrance of any kind or character whatsoever.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Company, including but not limited to the Company Software.

“Pass-Through Income Tax Return” means any Tax Return reporting the income of the Company that is allocable to, and reportable as income of, the Company’s direct or indirect equityholders under applicable Tax Law.  For the avoidance of doubt, a Pass-Through Income Tax Return shall not include any Tax Return with respect to which the Company itself is considered the entity that is legally responsible for the payment of Tax shown as due on such Tax Return under applicable Tax Law.

"Partnership Audit Rules" means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Taxing Authority.

“Permits” shall mean any licenses, permits, certificates, authorizations, consents or orders of, or filings with, or any waiver of the foregoing, issued by any Governmental Entity.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” shall mean information about an identifiable individual.

“Plan” shall mean any bonus, incentive compensation, executive compensation, deferred compensation, pension, profit sharing, employment, consulting, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation day or dependent care, legal services, “cafeteria” or “flexible” benefit, life, health, medical, dental, vision, hospitalization, prescription drug, accident or disability, fringe benefit, insurance, severance, retention, salary continuation, disability, death benefit, employee loan, educational assistance, employee assistance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral.

“Post-Closing Period” shall mean a taxable period that begins after the Closing Date and the portion of a Straddle Period beginning on the first day following the Closing Date and ending on the last day of the Straddle Period.

“Pre-Closing Period” shall mean a taxable period that ends on or before the Closing Date and the portion of a Straddle Period beginning on the first day of the Straddle Period and ending on the Closing Date.

“Privacy Law” shall mean all laws in any jurisdiction concerning the collection, use, storage, processing, disclosure or protection of Personal Information applicable to the Company or the Business, and all regulations promulgated and guidance issued by Governmental Entities relating to the same.

“Process” shall mean any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Public Software” shall mean any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to any Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse engineer any Software, or (iv) require the licensing of any Software to any Person for the purpose of making derivative works.

“Purchase Price” shall mean the sum of the Closing Payment, the Milestone Payments and the Guaranteed Payment, each as subject to adjustments as set forth herein.

“Related Agreements” shall mean the Employment Agreements, the Amended and Restated Software Subscription Agreement and all other agreements and certificates entered into by the Company or the Sellers in connection with the Transactions.

“Software” shall mean all (i) computer programs, applications, frameworks, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, source code and object code, and relevant configurations, deployment, scripts and/or processes to build, test, deploy, run and maintain the foregoing, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions, application program interfaces, and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, (v) training data and associated processes or artifacts for machine learning (or “artificial intelligence”) algorithms used by any of the foregoing, and (vi) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded; including all software, know-how and/or trade secrets related to the development, creation and determination of the “jump score” as used within the Platform and/or any of the foregoing.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies or other assessments, including federal, provincial, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, employee, withholding, occupation, health, unemployment or employment insurance, workers compensation, government pension plan, franchise or similar taxes, any “imputed underpayment” within the meaning of Section 6225 of the Code (or any similar provision of state or local Law) imposed by any Governmental Entity, together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto, including any such amounts due as a result of having been a member of any consolidated, combined unitary or other group filing a Tax Return or by contract or similar agreement.

“Tax Return” shall mean any report, return, document, declaration or other information or filing (including the attached schedules) required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including any amendments thereof, claim for refund or declaration of estimated Tax.

“Transactions” shall mean the purchase and sale of the Membership Interests, and the other transactions contemplated by this Agreement.

“Transfer Taxes” shall mean all sales, transfer, recording or similar Taxes (but for greater certainty excluding any and all income Taxes) incurred solely as a result of the Transactions.

“Willful and Intentional Breach” shall mean, with respect to any party to this Agreement, a failure by such party to perform or comply with any of its covenants or agreements contained in this Agreement or a breach by such party of any representation or warranty contained in this Agreement, that results from an act or omission undertaken by such party with the Knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of this Agreement by such party.

“Working Capital” means, as of the Effective Time, Current Assets less Current Liabilities.

Exhibit A

MEMBERSHIP INTEREST ASSIGNMENT AND ASSUMPTION

EXHIBIT B

Form of Employment Agreements